Twin Mining Corporation

#1250 155 University Avenue

Toronto, ON M5H 3B7

Mr. Colin Benner

President and CEO

Breakwater Resources Ltd.

Suite 2000, 95 Wellington Street

Toronto, ON

M5J 2N7

August 27th, 2003

Dear Sir:

Further to discussions with Torben Jensen, Twin Mining Corporation (hereinafter “TWIN”) proposes to earn a 60% interest in certain Quebec mining claims held by Breakwater Resources Ltd. (hereinafter “BREAKWATER”) subject to the following terms and conditions.

1.

By execution of this letter agreement (the “Agreement”), BREAKWATER hereby grants TWIN the exclusive right and option to acquire an interest in BREAKWATER’S’s Quebec Mine properties, as hereafter described. All monetary terms are expressed in Canadian Dollars.

2.

BREAKWATER’S Quebec Mine properties consist of 6 non-contiguous claim blocks totaling eighty two claims or 2,721 hectares.  These claims (together with any renewals or successors or substitutes in title therefor are hereinafter referred to as the “PROPERTIES”) are fully and accurately described in Schedule “A” and are shown on the accompanying map.

3.

BREAKWATER represents and warrants (and covenants that such representations and warranties shall be and remain true and correct for so long as this Agreement remains in effect) that the PROPERTIES are fully and accurately described in Schedule “A”, that BREAKWATER holds a 100% undivided interest in the PROPERTIES and that the PROPERTIES are held free and clear of all liens, charges, security interests, claims and encumbrances of any nature or kind except for those royalty interests and obligations to the parties and in the amounts described in the attached Schedule“B”.  BREAKWATER agrees to promptly provide complete copies of all agreements reflecting such interests and obligations (together with all amendments thereto) to TWIN.

4.

TWIN will be responsible for paying annual taxes and otherwise maintaining the PROPERTIES in good standing during the currency of this AGREEMENT except for the claims which were returned to Breakwater under section 5.

5.

TWIN will have the right to return any of the claim blocks to BREAKWATER during the Agreement providing that the claim blocks are returned in good standing.  Good standing, for purposes hereof, shall mean that taxes due to the date of return have been paid and the work commitments on the claims so returned are good for at least 1 year. With 30 days notice, Twin will have the right to return any claim blocks to BREAKWATER.

6.

So long as the Agreement remains in effect, TWIN shall pay to BREAKWATER, as a rental and option payment the amounts set forth below on or before the times indicated in the following table:

Dates	Payments
Signing	Nil
01-Sep-04	$ 25,000
01-Sep-05	$ 25,000
01-Sep-06	$ 25,000
01-Sep-07	$ 25,000
01-Sep-08	$ 25,000
Total	$ 125,000

7.

TWIN will earn a 60% interest in the PROPERTIES by making the payments referred to in Paragraph 6 and by incurring total expenditures of $3,500,000 on the PROPERTIES according to the following schedule:

On or Before	Expend
01-Sep-04	$ 150,000
01-Sep-05	$ 350,000
01-Sep-06	$ 600,000
01-Sep-07	$ 1,000,000
01-Sep-08	$ 1,400,000
Total	$ 3,500,000

Expenditures exceeding the minimum requirements in any year may be carried forward for the balance of the term of the vesting period and applied and credited against future expenditure minimums. TWIN will notify BREAKWATER of its expenditures within 15 days of the above dates and Breakwater will have 30 days after notification to audit the annual expenditures.

8.

Other than the $150,000 work commitment to be completed on or before September 1, 2004, TWIN will have no other firm obligations under the terms of this AGREEMENT and it may be terminated by TWIN at any time without further payment or obligation of TWIN..

9.

Upon TWIN carrying out its obligations under Paragraphs6 and 7 hereof, TWIN shall have acquired a 60% interest in the PROPERTIES and BREAKWATER shall take all necessary steps to duly register TWIN’s interest in the PROPERTIES, and the parties hereto shall and shall be deemed to have formed a joint venture (the “JOINT VENTURE”) in respect of the PROPERTIES. TWIN and BREAKWATER shall thereafter forthwith settle the terms of and enter into a definitive agreement governing the terms of the JOINT VENTURE, which will contain the terms and conditions standard in a transaction of this nature and otherwise containing the terms as set forth in this AGREEMENT.  TWIN will be the operator of the JOINT VENTURE as long as it holds at least a 51% interest.

10.

(a) Once the JOINT VENTURE is formed and before a feasibility report on the PROPERTIES has been prepared, Twin shall have the irrevocable right to acquire-an additional 10% interest by making a cash payment of $100,000 to Breakwater. (b) Following the preparation of an independent positive feasibility report on the PROPERTIES (or in respect of any portion thereof) and for six months thereafter, Twin shall have the irrevocable right to acquire a further 10% undivided interest by making a cash payment of $500,000 to BREAKWATER.  Such right shall be exercisable by TWIN whether or not it has exercised its right under subsection 10(a).

11.

On formation of the JOINT VENTURE, expenditures will be shared by the parties in accordance with their respective ownership interests as such may exist from time to time.  If a party fails to contribute its proportionate share of the JOINT VENTURE’S expenditures, then such party’s interest will be reduced on a proportionate basis.  If BREAKWATER’s interest is reduced to or below a 10% interest, then BREAKWATER’S interest in the JOINT VENTURE and the PROPERTIES will be and be deemed to be converted to a 1.5% net smelter return (“NSR”) royalty. The 1.5% NSR royalty may be purchased by TWIN at any time for a cash payment to the holder thereof of $1,500,000. For the purposes of the proportionate calculation, Twin’s mining expenditures will be the starting basis for the calculation and Twin will be deemed to have spent on a prorata basis an amount for Breakwater’s interest. Therefore if Twin spends 5,000,000 and earns 60%, the starting amount is $3,000,000 for Twin and, $2,000,000 for Breakwater.

12.

Prior to the formation of the JOINT VENTURE, TWIN, and thereafter, the operator shall have the right to charge an overhead fee of 10% on all expenditures related to exploration work on the PROPERTIES.  Prior to the formation of the JOINT VENTURE this fee shall be included in the expenditures required pursuant to Paragraph 7.  Following the formation of the JOINT VENTURE this fee shall be charged to the JOINT VENTURE account.

13.

This Agreement and the respective rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party hereto. Such consent should not be unreasonably withheld.

14.

The effective date of this AGREEMENT shall be September 01st, 2003.

If you are in agreement with the foregoing terms of this AGREEMENT, please so indicate by signing the enclosed copy of this letter and return same to the undersigned at your earliest convenience.

Sincerely yours,

/s/ Hermann Derbuch

Hermann Derbuch

Chairman, President and CEO

Twin Mining Corporation

AGREED TO AND ACCEPTED THIS ______29th______day of __August__, 2003

Breakwater Resources Ltd.

BY_____/s/  Colin Benner____________________

(Authorized signing officer)

SCHEDULE 'A'
DESCRIPTION OF PROPERTIES

Joannes West	Claim Numbers:	3667181	3667182	3667191	3667192	3667193
		3667194	3667211

Malartic "H"	Claim Numbers:	3693931	3693932	3698691	3698711	3698731
		3698741	3705681	3705682

Malartic "H" Annex	Claim Numbers:	4070751	4070752	4070761	4070762	4070771
		4070772	4070781	4070782	5121135	5121136

Normar	Claim Numbers:	3599451	3599452	3599453	3599454	3599455
		3601581	3601582	3602071	3602072	3604491
		3604492	3604493	3604494	3604495	3605221
		3605222	3605223	3605224	3639671	3636972
		3639673	3639681	3639682	3639683	3639691
		3609692	3668941

Mouskor	Claim Numbers:	4572921	4572925	4658181	4658182	4658201
		4658202	4658931	4658932	4658941	4658942
		4658961	4658962	4658971	4658972	4658981
		4658982	4658991

Joannes North	Claim Numbers:	3636881	3636882	3639051	3639052	3639061
		3639062	3639071	3639072	3639081	3639082
		3639091	3639092	3639101	3639302	3639311
		3639312	3639321	3639322	3639331	3639332
		3639341	3639342

Schedule “B”

 Property & Encumbrances

		Area	Encumbrances
Property	Claims	Hectares	NSR	NPR
Joannes North	22	880	1% to Barrick	5% to Delfer
Joanes West	7	148	1% to Barrick	5% to Delfer
Malartic H	8	320	1% to Barrick	5% to Delfer
Malartic H Annex	10	412	1% to Barrick
Mouskor	17	667	0.5% to Mouskor Res.
Normar	27	422	1% to Barrick	5% to Delfer
	91	2,849

Supporting Agreements